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                                                                   EXHIBIT 10.8

                           VISION HARDWARE GROUP, INC.

                SUPPLEMENTAL PENSION PLAN FOR EXECUTIVE EMPLOYEES


ARTICLE 1 - PURPOSE

         1.1 This Plan has been established to provide retirement income for certain highly compensated executives of Vision Hardware Group, Inc. and its subsidiaries. The Plan is intended to supplement the benefits payable under the Union Fork and Hoe Company Retirement Plan for Salaried Employees to the extent those benefits are reduced by the limitations imposed on tax qualified pension plans by sections 415 and 401(a)(17) of the Internal Revenue Code.

ARTICLE 2 - DEFINITIONS

         2.1 "Beneficiary" means a person entitled to receive benefits under the Basic Plan on account of a Participant's death.

         2.2 "Basic Plan" means the Union Fork and Hoe Company Retirement Plan for Salaried Employees.

         2.3 "Board of Directors" or "Board" means the Board of Directors of Vision Hardware Group, Inc.

         2.4 "Company" means (i) Vision Hardware Group, Inc. or any company which is a successor to Vision Hardware Group, Inc. as a result of merger, consolidation, liquidation, transfer of assets, or other reorganization and (ii) any subsidiary of Vision Hardware Group, Inc. which adopts this Plan by action of its Board of Directors.

         2.5 "Participant" means any executive employee of the Company who is designated by the Board of Directors as a Participant in this Plan.

         2.6 "Plan" means this Supplemental Pension Plan for Executive
Employees.

         2.7 "Qualified Plan Limits" means (i) the limits on benefits and annual additions under tax qualified pension and profit sharing plans imposed by section 415 of the Internal Revenue Code, and (ii) the limits imposed by section 401(a)(17) of the Internal Revenue Code of 1986, as amended, on the amount of compensation which may be considered under a tax qualified pension or profit sharing plan.

ARTICLE 3 - RETIREMENT

         3.1 Eligibility. A Participant who retires under the Basic Plan or who terminates employment with the Company with a vested benefit under the Basic Plan shall be entitled to receive a benefit under this Plan equal to the difference between the benefit payable to him under
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the Basic Plan and the benefit which would have been payable to him under the
Basic Plan in the absence of the Qualified Plan Limits.

         3.2 Commencement and Form of Payment. A Participant's benefit under this Plan shall begin at the same time as his benefit under the Basic Plan and shall be paid to him (and to his Beneficiary if Basic Plan payments extend beyond his death) in the same form as his benefit under the Basic Plan.

ARTICLE 4 - DEATH PAYMENTS

         4.1 Qualification and Amount. If a Participant dies before beginning to receive benefits under this Plan, the Participant's Beneficiary or Beneficiaries shall be entitled to receive a benefit under this Plan equal to the difference between the benefit payable to such Beneficiary under the Basic Plan and the benefit which such Beneficiary would have received in the absence of the Qualified Plan Limits.

         4.2 Duration of Payment. Benefits payable under Section 4.1 shall begin at the same time as the Beneficiary's benefit under the Basic Plan and shall continue until the Beneficiary's benefit under the Basic Plan terminates.

ARTICLE 5 - DISABILITY

         5.1 Eligibility. A Participant who receives a disability retirement benefit under the Plan shall be entitled to receive a benefit under this Plan equal to the difference between the benefit payable to him under the Basic Plan and the benefit which would have been payable to him under the Basic Plan in the absence of the 401(a)(17) Limits.

         5.2 Commencement and Form of Payment. A Participant's benefit under this Plan shall begin at the same time as his benefit under the Basic Plan and shall be paid to him in the same form as his benefit under the Basic Plan.

ARTICLE 6 - ADMINISTRATION

         6.1 Board of Directors. The Board shall administer, construe, and interpret this Plan. No member of the Board shall be liable for any act done or determination made in good faith. No member of the Board who is a Participant in this Plan may vote on matters affecting his personal benefit under this Plan, but any such member shall otherwise be fully entitled to act in matters arising out of or affecting this Plan notwithstanding his participation herein. In carrying out its duties herein, the Board or any person or committee to whom the Board's duties have been delegated under Section 5.2, shall have discretionary authority to exercise all powers and to make all determinations, consistent with the terms of the Plan, in all matters entrusted to it, and its determinations shall be given deference and shall be final and binding on all parties. The Board shall determine, subject to the provisions of this Plan, the eligibility of employees to participate in the Plan and the amount, if any, due a Participant or surviving spouse under this Plan.

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         6.2 Delegation of Duties. The Board may, in its discretion, delegate some or all of its duties to an officer or employee or a committee composed of officers or employees of the Company. No person to whom the Board delegates its duties under this Plan shall be liable for any act done or determination made in good faith.

         6.3 Claims Procedure.

         (a) The Board or a person or committee designated by the Board pursuant to Section 5.2, shall be responsible for determining any claims for benefits under this Plan by Participants or their Beneficiaries. Within 90 days after receiving a claim (or within up to 180 days, if the claimant is so notified, including the reason for the delay), the Board (or other person or committee responsible for determining the claim) shall notify the Participant or beneficiary of its decision. If the decision is adverse to the claimant, the claimant shall be advised of the Plan provision involved, of any additional information which he must provide to perfect his claim and why, and of his right to request a review of the decision.

         (b) A Participant or Beneficiary may request a review of an adverse decision by written request to the Board made within 60 days after receipt of the decision. The claimant, or his attorney, may review pertinent documents and submit written issues and comments.

         (c) Within 60 days after receiving a request for review, the Board or its designee shall notify the claimant in writing of (i) its decision, (ii) the reasons therefor, and (iii) the Plan provisions upon which it is based.

         (d) The Board may at any time alter the claims procedure set forth above, so long as the revised claims procedure complies with the Employee Retirement Income Security Act of 1974 and regulations issued thereunder.

ARTICLE 7 - MISCELLANEOUS PROVISIONS

         7.1 Limitation of Rights. Nothing contained in this Plan shall be construed to limit any rights the Company may have to terminate a Participant's employment at any time or be evidence of any agreement or understanding, express or implied, that the Company will employ a Participant in any particular position or at any particular rate of pay.

         7.2 Alienation of Benefits Prohibited. Benefits under this Plan may not be assigned, pledged, mortgaged or hypothecated and, to the extent permitted by law, no such benefit shall be subject to legal process or attachment for the benefit of any claims against any person entitled to receive the same.

         7.3 Amendment or Termination of Plan. The Board may amend this Plan from time to time in any respect, and may at any time terminate the Plan in its entirety or as it applies to any Company; provided, however, that once an employee has been designated a Participant, his entitlement to benefits under this Plan may not be terminated or reduced.

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         7.4 Construction of Plan. This Plan is unfunded. The obligations of the
Company with respect to the benefits payable hereunder shall be paid out of the Company's general assets and shall not be secured by any form of trust, escrow or otherwise. This Plan shall be so construed that it will be maintained primarily for the purpose of providing deferred compensation for a "select group of management or highly compensated employees" as defined in the Employee Retirement Income Security Act of 1974.

         7.5 Gender and Number. Wherever used in this Plan, the masculine shall be deemed to include the feminine and the singular shall be deemed to include the plural, unless the context clearly indicates otherwise.

ARTICLE 8 - EFFECTIVE DATE

         8.1 This Plan as amended shall become effective December 1, 1994.

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